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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement") entered into as of February 20, 2004, by and between Animas Corporation, a Delaware corporation (the "Company"), and Richard A. Baron (the "Executive").

      WHEREAS, the Company wishes to continue to employ the Executive as its Chief Financial Officer, and both parties desire to enter into an employment agreement to reflect the Executive's present and future position with the Company upon the terms and conditions set forth herein.

      WHEREAS, the Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of benefits provided to the Executive under this Agreement.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Employment

            1.1. Position. The Company hereby agrees to continue to employ the Executive as its Chief Financial Officer and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities, in accordance with the following terms, conditions and provisions.

            1.2. Employment Term. The term of the Executive's employment under this Agreement shall commence on the date the Company's registration statement on a Form S-1 is declared effective by the Securities and Exchange Commission (the "Effective Date") and shall continue in effect through December 31, 2006 (the "Employment Term"); provided, however, that notwithstanding any other provision of this Agreement to the contrary, this Agreement shall immediately become null and void if the Effective Date does not occur on or prior to June 30, 2004.

            1.3. Duties and Responsibilities. The Executive shall serve as the Company's Chief Financial Officer and in such other senior positions, if any, to which he may be elected by the Board of Directors of the Company (the "Board") during the Employment Term. During the Employment Term, the Executive shall perform all duties and accept all responsibilities incident to, and not inconsistent with, such positions.

            1.4. Extent of Service. During the Employment Term, the Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of his business time, attention, and energy thereto, except to the extent required by the Executive's outside board memberships and civic or charitable activities held on the date of this Agreement. The Executive agrees not to become engaged in any additional business, civic or charitable activity that, in the Board's reasonable judgment, is likely to interfere materially with his ability to discharge his duties and responsibilities to the Company.
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            1.5.  Base Salary. For all the services rendered by the Executive hereunder, the Company shall pay the Executive a base salary at the annual rate of $220,200, as adjusted pursuant to this Section 1.5, ("Base Salary"), payable in installments at such times as the Company customarily pays its other senior level officers (but in any event no less often than monthly). The Executive's Base Salary shall be reviewed and may be appropriately adjusted by the Board pursuant to its normal performance review policies for senior level officers.

            1.6. Retirement and Benefit Coverages. The Executive shall be eligible to participate in any pension plans, retirement plans and any health, life, accident, general liability, directors and officers liability, or disability insurance, sick leave or other benefit plans or programs made available to other senior level officers of the Company as long as such plans or programs are kept in force by the Company ("Plans") and provided the Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective Plans. In addition, the Executive shall be entitled to holiday, vacation and sick leave in accordance with the Company's vacation, holiday and pay for time not worked policies, as well as any other perquisites provided by the Company to its senior level officers.

            1.7. Stock Options/Stock Awards/Benefits. In the event that the Executive's employment is terminated by the Company or a successor entity pursuant to Section 5.2, then that portion of any stock option, restricted stock or other stock awards granted the Executive that has not yet and would next have become exercisable or vested during the twelve (12) month period immediately following the date of such termination shall automatically accelerate and become exercisable or vested on the effective date of such event and the Executive shall become entitled to the payments set forth in Section 5.2, as applicable. Subject to the discretion of the Board, the Executive shall be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

            1.8. Incentive Programs. The Executive shall be entitled to participate in any short-term or long-term incentive compensation programs established by the Company for its senior level officers generally ("Incentive Programs"). Payments under such Incentive Programs shall depend upon achievement of certain business and individual performance targets specified and approved by the Board.

      2. Confidential Information. The Executive acknowledges that, by reason of his employment by and service to the Company before and during the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets as defined by Pennsylvania Law, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, proprietary computer programs and software and financial information (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and the Executive covenants that he will not at any time during the Employment Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the Executive's good faith belief as to the proper performance of his duties for the Company. The Executive also covenants that, for a period of three (3) years after the termination of his employment, directly or indirectly, he will

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not use any Confidential Information for any purpose or divulge or disclose any
Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of the Executive. Notwithstanding the foregoing, if the Executive is required to disclose Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company or over the Executive or by any administrative or legislative body (including a committee thereof) that the Executive reasonably believes has apparent jurisdiction to order his to divulge, disclose or make accessible such information, the Executive shall inform the Company in writing promptly of such required disclosure and shall not disclose any Confidential Information until steps taken by the Company to preclude such disclosure have been ineffective or the Company authorizes disclosure.

      3.    Non-Competition; Non-Solicitation.

            3.1.  Non-Competition. The Executive agrees that:

                  (a) During the Employment Term and for a period of two (2) years thereafter, or, if longer, for the period during which the Executive receives payments from the Company under Section 5.2, the Executive will not, except with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a geographic area in which the Company or any of its affiliates is operating or has documented plans to operate, provided the Executive has knowledge of those plans, either during the Employment Term or on the date the Executive's employment terminates, as applicable, (whether or not such business is physically located within those areas) (the "Geographic Area"), in any business that is directly competitive to a business maintained by the Company or any of its affiliates or to a business that the Company or any of its affiliates has documented plans to maintain, provided that the Executive has knowledge of those plans, either during the Employment Term or on the date the Executive's employment terminates, as applicable ("Competing Business"). It is recognized by the Executive that the business of the Company and its affiliates operates throughout the Geographic Area and that the Executive is involved in such business throughout the Geographic Area, and therefore, that more limited geographical limitations on this non-competition covenant are not appropriate.

                  (b) The foregoing restrictions shall not be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any corporation that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

            3.2. Non-Solicitation. The Executive further covenants and agrees that, during the Employment Term and for the period of two (2) years thereafter, or, if longer, for the

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period during which the Executive receives payments from the Company under
Section 5.2, the Executive will not, without the prior written consent of the Company, personally solicit for a Competing Business any customer that was a customer of the Company or any of its affiliates during the Employment Term or on the date on which the Executive's employment terminates or any person who is a managerial or higher level employee of the Company at the date the Executive's employment terminates. The foregoing covenant of the Executive shall not apply to any person after twelve months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

      4.    Equitable Relief.

            4.1. The Executive acknowledges and agrees that (i) the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interest, properties, goodwill and business of the Company, (ii) the Company would not have entered into this Agreement in the absence of such restrictions and (iii) the Company will suffer irreparable injury if the Executive breaches any of the provisions set forth in Sections 2 and 3. The Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and
(ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

            4.2. The Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to seek preliminary injunctive relief, without the necessity of proving actual damages. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

            4.3. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of either such court in any such suit, action or proceeding, and (iii) waives any objection that the Executive may have to the laying of venue of any such suit, action or proceeding in either such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers at the address set forth in the notice provisions of Section 10 hereof.

      5.    Termination.

            5.1. The Employment Term shall terminate upon the occurrence of any one of the following events:

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                  (a)   Disability. The Company may terminate Executive's
employment during the Employment Term in compliance with applicable law, if the Executive is unable substantially to perform the essential duties and responsibilities hereunder to the full extent required by the Board by reason of mental or physical illness, injury or any other cause for six consecutive months, or for more than nine months in the aggregate during any period of twelve consecutive calendar months (a "Disability"). In the event of termination pursuant to this Section 5.1(a) during the Employment Term, the Company shall pay to the Executive an amount equal to the Base Salary to the extent already earned and accrued but unpaid through the date of such termination and a payment equal to any unreimbursed expenses and unused vacation time. Otherwise, the Company shall have no further liability or obligation under this Agreement. In the event of any dispute under this Section 5.1(a) and to the extent determined by the Board to be job-related and consistent with business necessity, the Executive shall submit to a physical examination by a licensed physician experienced in disability examination selected by the Board and approved by the Executive, such approval not to be unreasonably withheld.

                  (b) Death. The Employment Term shall terminate on the date of the Executive's death. In such event, the Company shall pay to the Executive's executors, legal representatives or administrators, as applicable, an amount equal to the Base Salary to the extent already earned and accrued but unpaid through the date of such termination and a payment equal to any unreimbursed expenses and unused vacation time. Otherwise, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.

                  (c) Cause. The Company may terminate Executive's employment during the Employment Term at any time for "Cause" upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for (i) Base Salary to the extent already earned and accrued but unpaid and a payment equal to any unreimbursed expenses and unused vacation, which shall be paid in a single lump sum no later than ten (10) days following the day the Employment Term terminates, and (ii) any other benefits in accordance with the terms of any applicable Plans of the Company. For purposes of this Agreement, the Executive's employment may be terminated for "Cause" if (i) the Executive is convicted of a felony (ii) in the reasonable determination of the Board, the Executive has committed an intentional act of fraud, embezzlement, or theft in connection with the Executive's duties in the course of his employment with the Company, (iii) in the reasonable determination of the Board, the Executive has engaged in gross negligence in the course of his employment with the Company that is materially harmful to the business of the Company, or (iv) the Executive intentionally breached his obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within thirty (30) days after receiving written notice from the Board specifying the details thereof and the act or failure to act by the Executive is materially harmful to the business of the Company. For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed "intentional" or "gross negligence" only if it was done by the Executive in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

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            5.2.  Termination Without Cause.

                  (a) The Company may terminate the Executive's employment without Cause, at any time, from the position in which he is employed hereunder (on which date the Employment Term shall be deemed to have ended). Upon such termination, except as provided in Section 5.2(b) below, the Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ the Executive (i) Base Salary to the extent already earned and accrued but unpaid and a payment equal to any unused vacation, unreimbursed expenses, which shall be paid in a single lump no later than ten (10) days following the date of termination, and (ii) any other benefits in accordance with the terms of any Plans of the Company.

                  (b) Notwithstanding the foregoing, upon such termination, the Company shall prepare and execute a release substantially in the form attached hereto as Annex I (the "Release") and present the Release to the Executive for execution. Upon the Executive's execution of the Release and his agreement to be bound by the terms of and not rescind the Release, he shall be entitled to receive, commencing on the eighth day following execution of the Release, in lieu of the Company's obligations described in Subsection (a) of this Section, which the Executive agrees to waive, as liquidated damages for the failure of the Company to continue to employ the Executive, (i) continuation for twelve (12) months of the Executive's then current Base Salary in accordance with Section 1.5 (without regard to the Executive's removal), (ii) any other amounts earned, vested, or owing but not yet paid under Section 1.5 through 1.8 above, (iii) a payment equal to any unused vacation and unreimbursed expenses,
(iv) if the Executive and/or his spouse or eligible dependents elect continuation of medical and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will pay the full premium cost of such participation for a period of eighteen (18) months following the date of such termination or until the Executive or his spouse or dependents cease to be eligible for participation under COBRA, whichever is shorter. Upon a termination without Cause pursuant to Section 5.2(a), the Company shall have no liability or obligation to the Executive except as set forth in this Section 5.2 and in the Release. In the event the Executive refuses to execute and agree to be bound by the terms of the Release (or revokes the Release), he shall receive only the amounts and benefits to the same extent and at the same time as specified in Section 5.2(a).

            5.3. Voluntary Termination. The Executive may voluntarily terminate the Employment Term upon thirty (30) days' prior written notice for any reason. In such event, the Executive shall be entitled only to (i) Base Salary to the extent already earned and accrued but unpaid and a payment equal to any unused vacation, and a payment equal to unreimbursed expense which shall be paid in a single lump sum no later than ten (10) days following the date of termination, and (ii) any other benefits in accordance with the terms of any Plans of the Company. A voluntary termination under this Section 5.3 shall not be deemed a breach of this Agreement.

            5.4. Termination Following the Employment Term. Notwithstanding any other provision of this Agreement to the contrary, if the Executive's employment with the Company terminates for any reason at any time following the last day of the Employment Term, the Company shall pay the Executive (i) Base Salary to the extent already earned and accrued but

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unpaid and a payment equal to any unused vacation and unreimbursed expense which shall be paid in a single lump sum no later than ten (10) days following the date of termination, and (ii) any other benefits in accordance with the terms of any Plans of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement.

      6. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment and the Employment Term to the extent necessary to the intended preservation of such rights and obligations.

      7. Settlement of Disputes; Arbitration; Expenses. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity for a review of the decision denying a claim and shall further allow to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute under the provisions of this Agreement (other than a dispute in which the primary relief sought is an equitable remedy such as an injunction) shall be settled by arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration as well as the Executive's reasonable legal fees and expenses. The arbitrators shall, in any other event, determine who shall pay the Executive's legal fees and expenses.

      8. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

      9. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the

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Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

      10. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

      If to the Company, to:

      Animas Corporation
      590 Lancaster Avenue
      Frazer, PA 19355

      If to the Executive, to the last known address on file with the Company;

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

      11.   Contents of Agreement; Amendment and Assignment.

            11.1. The amounts and benefits payable hereunder are in addition to any amounts and benefits payable under that certain Change of Control Agreement (the "Change of Control Agreement") by and between the Executive and the Company dated February ____, 2004.

            11.2. This Agreement, the Change of Control Agreement and the Confidentiality and Restricted Covenant Agreement by and between the Company and Executive supersede all prior agreements and set forth the entire understanding between the parties hereto with respect to the employment of the Executive by the Company and cannot be changed, modified, extended or terminated except as provided herein or upon written amendment approved by the Company and executed on its behalf by a duly authorized officer and by the Executive. This Agreement does not amend or modify the provisions of any Plans or Incentive Programs in which the Executive participates or is eligible to participate except as set forth in Section 1.7 hereof.

            11.3. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive. The Company shall require any

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successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

      12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

      13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

      14. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal

      15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      16. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder except as otherwise provided with respect to his restricted stock award.

      17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                    ANIMAS CORPORATION

                                    /s/ Katherine D. Crothall
                                    ----------------------------------------
                                    By: Katherine D. Crothall
                                    Title: President and Chief Executive Officer

                                    EXECUTIVE

                                    /s/ Richard A. Baron
                                    ----------------------------------------
                                    By:  Richard A. Baron

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